September 23, 2014

Pizza Inn Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2014 Financial Results

Company financial performance strengthens with accelerating growth of Pie Five and strong comparable sales at Pizza Inn and Pie Five

THE COLONY, Texas – Pizza Inn Holdings, Inc. (NASDAQ:PZZI) today reported financial results for the fourth quarter and fiscal year ended June 29, 2014.

Fourth Quarter Highlights:

•	Pizza Inn domestic comparable sales increased 1.5% from the same period in the prior year.

•	Pie Five comparable store sales increased 12.9% from the same period in the prior year.

•	Pie Five Company-owned average weekly sales per store increased 25.2% year over year.

•	Company-owned restaurant sales from continuing operations increased 42.6% year over year, or 53.6% when prior year quarter is normalized to 13 weeks.

•	Adjusted EBITDA, a non-GAAP financial measure, increased by $0.3 million sequentially over the previous quarter to $0.1 million.

•	Net losses improved by $0.3 million over the same quarter of the prior year to a loss of $0.4 million.

Annual Highlights:

•	Pizza Inn domestic comparable store franchisee retail sales decreased 1.1% year over year.

•	Pie Five Company-owned average weekly sales per store increased 12.4% year over year.

•	Company-owned restaurant sales increased 33.0% year over year, or 35.5% when prior year is normalized to 52 weeks.

•	The Company continued to invest in infrastructure to support future Pie Five growth, contributing to an Adjusted EBITDA loss of $0.5 million, a decrease of $1.1 million compared to prior year.

•	Net loss increased $0.3 million from prior year to a loss of $1.6 million

Pizza Inn Holdings, Inc. (NASDAQ: PZZI) today announced results for the fourth fiscal quarter and year ended June 29, 2014. The Company’s net loss in the fourth quarter improved by $0.3 million over the comparable period in the prior fiscal year to $0.4 million from a loss of $0.7 million.  Conversely, the Company’s net loss for the 2014 fiscal year increased $0.3 million to $1.6 million compared to a net loss of $1.3 million in the prior fiscal year. The increase in net loss from prior year was primarily due to higher general and administrative expenses and franchise costs attributable to growth of the Pie Five brand, as well as lower food and supply sales.  The fourth fiscal quarter and fiscal year 2014 had 13 and 52 weeks, respectively, as compared to 14 and 53 weeks, respectively, in the same periods of the prior fiscal year.

“Fiscal 2014 was an investment year as we continued to build the talent and infrastructure to effectively grow both of our restaurant brands.  That investment is reflected in the losses recorded for the last several quarters,” said Randy Gier, President and Chief Executive Officer. “We are very pleased to see the improving financial performance each of the last three quarters, and especially pleased with the most recent quarter results which we believe reflect our turning the corner on this investment of resources.  Both of our brands recorded strong positive comparable store sales growth for the fourth quarter, a trend that has continued in the first quarter of fiscal 2015,” added Gier.

Fourth Quarter 2014 Operating Results

Total revenues for the fourth quarter of fiscal 2014 and the comparable prior year quarter were $10.9 million and $10.4 million, respectively. When the prior year period is normalized to 13 weeks, fourth quarter franchise revenue increased by 1.5% year over year.  Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.

Pizza Inn domestic franchisee sales for comparable stores increased 1.5% from the same period in the prior year.  “We are very pleased to report positive comparable store sales for domestic franchisees in the Pizza Inn system.  These results reflect the hard work that we have undertaken in partnership with our franchise leadership to improve quality, drive consistent operating standards, create aligned marketing programs, establish tools, and instill training to run better, more profitable restaurants,” said Gier.  “We have terrific franchise leaders with whom we are working very closely to restore growth to Pizza Inn.  Comparable store sales trends have strengthened each of the last four quarters, with the most recent quarter reporting the first year over year increase in nearly three years.  Improving sales and profitability has helped to slow the rate of restaurant closures, and is beginning to instill greater interest in building new restaurants.  We have only begun this journey, but appreciate the dedication of all of our franchisees to the work that is required to achieve excellence for our flagship brand,” Gier stated.

Pie Five comparable store sales for the fourth quarter of fiscal 2014 increased 12.9% when compared to the same period in the prior year.  Average weekly sales in Company-owned Pie Five restaurants increased 25.2% reflecting both strong comparable store sales growth and higher average sales of Company-owned restaurants opened during fiscal 2014.

Gier explained, “We have worked hard over the past two years to refine our Pie Five concept to respond to consumer feedback, to improve site selection through rigorous analysis of each opening, to enhance marketing productivity, and to establish replicable, scalable operating processes.  The continued improving results are a direct reflection of that work.  We are not only seeing strong positive comparable store sales in our existing restaurants, we are also seeing newer restaurants opening that are sustaining at higher sales levels than the previous restaurants.  This is leading to an acceleration of new restaurant openings and additional franchise signings.”

Fourth quarter fiscal 2014 food and supply sales decreased by $0.1 million, or 1.5%, compared to the same quarter of the prior year.  However, when the prior year period is normalized to 13 weeks, fourth quarter food and supply sales increased over the prior year by $0.4 million, or 6.0%, primarily due to increased average weekly domestic franchisee retail sales.

Fourth quarter Company-owned restaurant sales from continuing operations increased $0.7 million, or 42.6%, compared to the prior year as a result of the opening of one new Company-owned Pie Five restaurant in the fourth quarter of fiscal 2013 and four new Company-owned Pie Five restaurants in fiscal 2014 (one of which was a relocation of an existing restaurant), partially offset by the closing of two Company-owned Pizza Inn restaurants.  Fourth quarter general and administrative expenses decreased $0.1 million.

Fiscal Year 2014 Operating Results

Total revenues for the 2014 fiscal year and prior year were $42.2 million and $41.2 million, respectively. Fiscal 2014 franchise revenue decreased by $0.1 million compared to the prior year, primarily due to one less week in fiscal year 2014.  A decrease in franchise fees and royalties from Pizza Inn franchisees was largely offset by increased royalties and franchise fees from Pie Five franchisees. Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.

Fiscal 2014 food and supply sales decreased by $1.3 million, or 4.3%, compared to the prior year, primarily due to decreased Pizza Inn domestic franchisee retail sales.  However, based on a comparable 52 week year, fiscal 2014 food and supply sales decreased by only $0.7 million, or 2.4%.

Fiscal 2014 Company-owned restaurant sales increased $2.5 million, or 33.0%, compared to the prior year as a result of the opening of two new Company-owned Pie Five restaurants in the second half of fiscal 2013 and four new Company-owned Pie Five restaurants in fiscal 2014 (one of which was a relocation of an existing restaurant).  Fiscal 2014 general and administrative expenses increased $0.3 million over the prior year primarily to support growth for new Company-owned Pie Five restaurants and future growth plans.

Development Review

Nine new Pie Five restaurants were opened by the Company and franchisees in fiscal 2014, including one in the fourth quarter, to bring the fiscal year-end total to 20 stores.  Franchisees opened 24 new Pizza Inn restaurants for the year while closing 21 restaurants, ending the fiscal year at 253 total Pizza Inn Company and franchise stores.

“The five Pie Five restaurants opened by franchisees so far in fiscal 2015 are off to a strong start, and we remain on track to nearly double our fiscal year end Pie Five restaurant count by the end of the calendar year,” said Gier.

During fiscal 2014, the Company signed nine new franchise development agreements to develop up to 131 Pie Five restaurants and has signed two additional development agreements during the first quarter of fiscal 2015.  The Company currently has Pie Five franchise restaurant development commitments for a total of up to 229 restaurants.

Gier continued, “Most importantly, we have prepared and resourced our organization with the tools, the talent, and the systems to reliably replicate and expand.  In our business, there is no substitute for great operations delivering comeback food quality and service that surprises on every visit.  We are prepared to support our franchisees and to run our own restaurants at world class standards even as we ramp up new restaurant openings.”

Gier concluded, “As a result of continued strength in our restaurant performance we will be accelerating Pie Five Company-owned restaurant growth in the coming quarters by expanding the development of Company-owned Pie Five restaurants into several new metropolitan markets in addition to the continued development of the Dallas-Fort Worth market.”

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance.  These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense and impairment on long lived assets and other lease charges.  A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.  The fourth fiscal quarter and fiscal year 2014 had 13 and 52 weeks, respectively, as compared to 14 and 53 weeks, respectively, in the same periods of the prior year.  For purposes of certain year to year comparisons, fourth quarter and full year fiscal 2013 results have been divided by the actual number of weeks in the respective period and then multiplied by the comparable number of weeks in the same period of fiscal 2014.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Pizza Inn Holdings.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of Pizza Inn Holdings will be achieved.

 About Pizza Inn Holdings, Inc.:

Headquartered in the Dallas suburb of The Colony, TX, Pizza Inn Holdings, Inc., is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks "Pizza Inn" and "Pie Five Pizza Co." Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Pie Five Pizza Co. is a fast-casual concept offering individual pizzas made to order and cooked in less than five minutes. Founded in 1958, Pizza Inn Holdings, Inc. owns and franchises approximately 273 restaurants. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “PZZI”. For more information, please visit www.pizzainn.com.

Contact:
Investor Relations
Pizza Inn Holdings, Inc.
469-384-5000

###

PIZZA INN HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended		Three Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013

REVENUES:	$42,224	$41,181	$10,943	$10,414

COSTS AND EXPENSES:
Cost of sales	36,325	34,767	9,297	8,640
Franchise expenses	2,931	2,390	781	715
General and administrative expenses	4,373	4,106	1,059	1,111
Pre-opening expenses	161	286	1	37
Impairment of long-lived assets and other lease charges	253	766	253	766
Bad debt	253	205	50	70
Interest expense	142	244	29	47
	44,438	42,764	11,470	11,386

LOSS FROM CONTINUING
OPERATIONS BEFORE TAXES	(2,214)	(1,583)	(527)	(972)

Income tax benefit	(760)	(504)	(233)	(334)

LOSS FROM
CONTINUING OPERATIONS	(1,454)	(1,079)	(294)	(638)

Loss from discontinued operations, net of taxes	(113)	(182)	(74)	(55)

NET LOSS	$(1,567)	$(1,261)	$(368)	$(693)

LOSS PER SHARE OF COMMON
STOCK - BASIC:
Loss from continuing operations	$(0.17)	$(0.13)	$(0.04)	$(0.08)
Loss from discontinued operations	$(0.01)	$(0.03)	$(0.01)	$(0.01)
Net loss	$(0.18)	$(0.16)	$(0.05)	$(0.09)

LOSS PER SHARE OF COMMON
STOCK - DILUTED:
Loss from continuing operations	$(0.16)	$(0.13)	$(0.03)	$(0.08)
Loss from discontinued operations	$(0.01)	$(0.02)	$(0.01)	$(0.01)
Net loss	$(0.17)	$(0.15)	$(0.04)	$(0.09)

Weighted average common
shares outstanding - basic	8,635	8,031	8,058	8,021

Weighted average common
shares outstanding - diluted	9,173	8,310	8,525	8,143

PIZZA INN HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 29,	June 30,
ASSETS	2014	2013

CURRENT ASSETS
Cash and cash equivalents	$2,796	$919
Accounts receivable, less allowance for doubtful
accounts of $276 and $228, respectively	3,276	3,139
Notes receivable	81	292
Inventories	1,703	1,615
Income tax receivable	386	343
Deferred income tax assets	951	882
Prepaid expenses and other	173	307
Total current assets	9,366	7,497

LONG-TERM ASSETS
Property, plant and equipment, net	5,133	4,711
Long-term notes receivable	134	40
Long-term deferred tax asset	939	168
Deposits and other	396	119
Total assets	$15,968	$12,535
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$2,023	$1,572
Accrued expenses	926	792
Deferred rent	163	249
Deferred revenues	177	169
Bank debt	500	669
Total current liabilities	3,789	3,451

LONG-TERM LIABILITIES
Bank debt, net of current portion	267	1,856
Deferred rent, net of current portion	822	708
Deferred revenues, net of current portion	791	370
Deferred gain on sale of property	34	59
Other long-term liabilities	23	22
Total liabilities	5,726	6,466

COMMITMENTS AND CONTINGENCIES (See Notes F and J)

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 16,240,412 and 15,312,680 shares, respectively;
outstanding 9,121,012 and 8,193,280 shares, respectively	162	153
Additional paid-in capital	15,905	10,174
Retained earnings	18,811	20,378
Treasury stock at cost
7,119,400 shares	(24,636)	(24,636)
Total shareholders' equity	10,242	6,069
Total Liabilities & Shareholders' Equity	$15,968	$12,535

PIZZA INN HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended		Three Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(1,567)	$(1,261)	$(368)	$(693)
Adjustments to reconcile net loss to cash
(used in) provided by operating activities:
Impairment of fixed assets and other assets	253	766	253	766
Depreciation and amortization	1,454	1,304	398	346
(Gain) loss on the sale of assets	(97)	129	(57)	-
Provision for bad debt	48	25	(155)	(19)
Stock compensation expense	68	150	23	15
Deferred income taxes	(840)	(671)	(289)	(428)
Changes in operating assets and liabilities:			-	-
Notes and accounts receivable	(70)	(283)	478	(111)
Income tax receivable	(41)	88	(41)	88
Inventories	(88)	237	(102)	(93)
Prepaid expenses and other	(213)	247	154	349
Deferred revenue	404	-	128	(61)
Accounts payable - trade	451	10	(155)	31
Accrued expenses	163	(7)	253	(136)
Cash (used) provided by operating activities	(75)	734	520	54

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of assets	106	184	48	-
Capital expenditures	(2,068)	(2,244)	(81)	(697)
Cash used for investing activities	(1,962)	(2,060)	(33)	(697)

CASH FLOWS FROM FINANCING ACTIVITIES:

Borrowings of bank debt	-	3,460	(3,288)	3,460
Repayments of bank debt	(1,758)	(2,677)	(1,840)	(2,677)
Proceeds from sale of stock	5,590	872	5,590	(2,288)
Proceeds from exercise of stock options	82	-	1,482	2,252

Cash provided by financing activities	3,914	1,655	1,944	747

Net increase (decrease) in cash and cash equivalents	1,877	329	2,431	104
Cash and cash equivalents, beginning of year	919	590	365	815
Cash and cash equivalents, end of year	$2,796	$919	$2,796	$919

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$142	$296	$29	$48
Income taxes (refunded) paid	$17	$(67)	$16	$17

PIZZA INN HOLDINGS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
The Company provided detailed explanation of this non-GAAP financial measure, including a discussion of the usefulness and purpose of the measure, in its Form 10-K filed with the Securities and Exchange Commission on 23, 2014.

	Fiscal Year Ended		Three Months Ended
	June 29	June 30,	June 29	June 30,
	2014	2013	2014	2013
Net Loss	$(1,567)	$(1,261)	$(368)	$(693)
Interest Expense	142	244	29	47
Income Tax Benefit--Continuing Operations	(760)	(504)	(233)	(334)
Income Tax Benefit--Discontinued Operations	(58)	(94)	(38)	(72)
Stock compensation expense	68	150	23	15
Impairment of long-lived assets and other lease charges	253	766	253	766
Depreciation and amortization	1,454	1,304	398	347
Adjusted EBITDA	$(468)	$605	$64	$76